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                                                                    EXHIBIT 99.1

[QUAKER STATE LOGO]


                                          For More Information:
                                          Stephen D. Blum
                                          Senior Vice President, Corporate
                                          Relations
                                          Office:(972) 868-0438
                                          Home:  (972) 869-9474

FOR IMMEDIATE RELEASE

           QUAKER STATE CORPORATION REPORTS ON 1996 BUSINESS PERFORMANCE

IRVING, TEXAS, December 19, 1996 -- Quaker State Corporation (NYSE:KSF) announced today that while it expects earnings for 1996 to exceed last year's level, they may not reach analysts' estimates of $0.70-$0.75 per share. The primary reason cited was higher-than-anticipated dilution from the recent Blue Coral acquisition.

       "When we acquired Blue Coral in June 1996, we stated that we expected the acquisition to dilute this year's earnings by $0.03 to $0.05 per share," said Quaker State Chairman and Chief Executive Officer Herbert M. Baum. "Currently, it appears that the dilutive effect of Blue Coral will be approximately $0.08 per share," Baum said. He added, "The primary reason is that last year's harsh winter left retailers with high inventories of automotive appearance products, which severely impacted the normal 'second season' sales by manufacturers. The poor spring weather in most major markets also negatively affected product movement and expected re-orders."

       "We are confident about the prospects for Blue Coral in 1997," Baum said. He stated that Quaker State has received substantial orders for shipment of Blue Coral products in the first quarter of 1997. "We also anticipate significant synergies from the consolidation of our Slick 50, Blue Coral and Medo operations," Quaker State's chairman added.


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           QUAKER STATE CORPORATION REPORTS ON 1996 BUSINESS PERFORMANCE

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       Quaker State's chairman stressed that the company's core branded domestic motor oil business continues on track to show an 8 percent volume growth over last year. "Quaker State is on the right course for stronger sales and greater efficiency in 1997," said Baum. "We also project meaningful cost savings from our recently signed motor oil supply agreements."

       The company described a one-time gain and several one-time charges that would affect fourth-quarter results. They include the gain from pre-payment of an outstanding multi-year royalty obligation, the write-down of Quaker State's West Virginia refinery and a severance charge associated with a planned workforce reduction.

       Quaker State Corporation is principally a producer of motor oil and lubricants, both branded and private label, and a manufacturer and marketer of consumer products and services in the automotive aftermarket. Operating divisions manufacture safety lighting equipment for cars and trucks and a full range of high-quality automotive chemical treatment, appearance and air-freshener products.

       To the extent this announcement contains "forwarding looking statements", those statements are qualified by reference to the detailed statement presented in the company's December 3, 1996 performance review.


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